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                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT
                              --------------------


     EMPLOYMENT AGREEMENT (the "Agreement") entered into as of July 29, 1996, by and between Vail Resorts, Inc., a Delaware corporation with its principal office in Avon, Colorado (the "Company"), and Adam M. Aron, a resident of Avon, Colorado ("Executive").

     WHEREAS, the Company wishes to employ Executive as its Chairman of the Board and Chief Executive Officer and both parties desire to enter into an employment agreement to reflect Executive's new capacity upon the terms and conditions set forth herein:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Employment.  The Company hereby employs Executive as its Chairman of
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the Board and Chief Executive Officer.  Executive shall also serve as a member of the Company's Board of Directors (the "Board") and its Executive Committee. Executive shall also serve as Chairman of each of Vail Associates, Inc. and Vail Associates Real Estate Group, Inc., the Company's principal subsidiaries. Executive hereby accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms, conditions and provisions hereinafter set forth.

          1.1.  Employment Term.  The term of Executive's employment under this
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Agreement shall commence as of the date hereof (the "Effective Date") and shall continue until September 30, 1999; provided, however, that on and after October 1, 1997, the Agreement shall automatically renew with the term of the Agreement always being at least two years. Notwithstanding the foregoing, Executive's employment and this Agreement may be terminated in accordance with Section 5 hereof. The period commencing on the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term."

          1.2  Duties and Responsibilities.  Executive shall serve as the
               ---------------------------
Company's Chairman of the Board and Chief Executive Officer and in such other senior positions, if any, to which he may be elected by the Board during the Employment Term. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to, and not inconsistent with, such positions as may be reasonably assigned to him by the Board.

          1.3  Extent of Service.  During the Employment Term, Executive agrees
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to use his best efforts to carry out his duties and responsibilities under
Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto except to the extent required by Executive's outside board
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directorships, civic or charitable activities. Executive agrees not be become engaged in any other business, civic or charitable activity which, in his reasonable judgment, is likely to materially interfere with his ability to discharge his duties and responsibilities to the Company. Executive agrees to resign from or discontinue any other business, civic or charitable activity which, in the reasonable judgment of the Board, is likely to materially interfere with his ability to discharge his duties and responsibilities to the Company.

          1.4  Base Salary.  For all the services rendered by Executive
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hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $560,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary for each fiscal year of the Company commencing after the Effective Date shall be reviewed for appropriate adjustment (but shall not be reduced below $560,000 in any case) by the Board pursuant to its normal performance review policies for senior level executives.

          1.5  Retirement and Benefit Coverages.  During the Employment Term,
               --------------------------------
Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case as made available to the Company's senior level executives as a group or to its employees generally and as such Retirement Plans or Benefit Coverages may be in effect from time to time. However, Executive specifically acknowledges that the Company has no pension plan in effect as of the Effective Date. In addition, Executive shall be entitled to (i) the Company's regular holiday and vacation policy, (ii) annual membership in any clubs owned or managed by the Company (which shall terminate concurrently with the date of termination of the Employment Term pursuant to Section 5.1, 5.2, 5.3 or 5.6 and on the 90th day following the date of termination of the Employment Term pursuant to Section 5.4 or 5.5), (iii) customary use of the Company's products or services at no charge, and (iv) an additional $5.0 million of term life insurance and $500,000 of annual disability income protection (assuming Executive can medically qualify for coverage at reasonable cost).

          1.6  Relocation Reimbursement.  Executive shall be entitled to up to
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$250,000 to reimburse all documented moving and relocation expenses, including a tax equivalency payment (i.e., a "gross-up" for state and federal income taxes).
                         ----
Reimbursement shall be made to Executive within 15 days of written request therefor accompanied by appropriate documentation of such expenses, and shall include repayment of (i) all costs incurred by Executive in selling his residences in Florida and Illinois, including legal fees, transfer and stamp taxes, brokers' commissions, and other customary closing costs; (ii) all costs of moving and/or storing Executive's furniture, other possessions and automobiles; and (iii) all costs of commuting between Colorado and Illinois for Executive or his family for up to 13 months; provided, however, in no case shall the Company's obligation to reimburse Executive in accordance with this Section exceed $250,000 including the tax equivalency payment.

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          1.7(a)  Special Incentive Compensation.  Executive shall be entitled
                  ------------------------------
to a bonus at the annual rate of $250,000 ($20,833.33 per full month of service) for the period from the Effective Date through September 30, 1997, to be paid on October 1, 1997.

          1.7(b)  Annual Incentive/Long-Term Incentive Program.  On or after
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October 1, 1997, Executive shall be entitled to participate in a short-term or long-term incentive compensation program established by the Company for its senior level executives generally. Payments under such programs shall depend upon achievement of certain business performance targets specified and approved annually in advance by the Board (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" under any such program shall be at least at the highest level of target award for any other senior level executive, with Executive's bonus being at least $250,000 annually if the Company achieves the performance targets for such year. Executive's short-term and long-term incentive compensation shall be paid to him in the same form and at the same times that such compensation is paid to the Company's senior level executives generally. Executive specifically acknowledges that a portion of such incentive compensation may be deferred subject to subsequent year financial performance of the Company, if such a provision is consistent with the Company's then-existing compensation program for other senior level executives.

          1.8  Restricted Stock.  Executive shall be entitled to receive, as of
               ----------------
the Effective Date, 18,750 shares of the Company's common stock, $.01 par value (the "Restricted Stock"). The number of shares of Restricted Stock shall be increased by 2,679 shares on March 31, 1997 in the event that both the Company's initial public offering of common stock (the "IPO") and the Company's proposed acquisition of Ralston Resorts, Inc. (the "Acquisition") have not occurred by such date. The certificates representing the Restricted Stock shall be retained by the Company until such shares have vested. Except as provided in Sections 5 and 6 below, Executive's right to 20% of such shares shall vest as of the completion of each year of Executive's employment beginning on the Effective Date. Prior to vesting, Executive shall be entitled to vote the shares of Restricted Stock and to be credited with any dividends attributable to such shares; provided, however, that no payment of such dividends shall be made unless and until, and only to the extent that, the related shares are vested; and provided, further, that the Restricted Stock shall not be entitled to receive any of the proceeds of the $55.0 million special dividend as described in the Company's 1996 S-2 filing. Upon termination of the Employment Term for any reason, that portion of the Restricted Stock that is not vested (after giving effect to any acceleration of vesting pursuant to Sections 5 and 6) shall be forfeited by Executive.

          1.9  Stock Options.  Executive shall receive, as of the Effective
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Date, an option to purchase 130,000 shares of common stock of the Company divided into Tranche A and Tranche B of 65,000 shares each (the "Option"), which Option shall be a "non-qualified stock option" for federal income tax purposes. The number of shares subject to the Option shall be adjusted for stock splits, stock combinations or stock dividends but not for equity additions. The Option exercise price shall be $40 per share, subject to reduction to $35 per share on March 31, 1997 in the event that the IPO and the Acquisition have not occurred by such date. Except as

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provided in Sections 5 and 6 below, the Option shall vest with respect to 20% of the shares covered thereby as of the completion of each year of Executive's employment beginning on the Effective Date. Upon termination of the Employment Term for any reason, that portion of the Option that is not vested (after giving effect to any acceleration of vesting pursuant to Sections 5 and 6) shall expire and be forfieted. The Option shall have a 10 year term; provided, however, that in the event of earlier termination of the Employment Term, the Option shall expire 90 days after the date of such termination if such termination is pursuant to Sections 5.3 or 5.6, and shall expire nine months after the date of such termination if such termination is for any other reason. Executive shall be credited with any dividends attributable to shares covered by the Option other than regular dividends paid out of the Company's current earnings in accordance with a multi-year dividend policy adopted and consistently applied by the Board (it being understood that, since the Company's current policy is not to pay regular dividends, the payment of dividends under a new dividend policy that is intended in good faith to result in periodic dividends over a multi-year period shall be deemed regular dividends). Payment of such credited dividends shall be made at the time of, and only if and to the extent that, the Option becomes vested and the shares are purchased upon exercise of the Option; provided, however, that the shares subject to the Option shall not be entitled to receive the proceeds of, and the related exercise price shall not be adjusted on account of, the $55.0 million special dividend as described in the Company's 1996 S-2 filing.

          1.10  Home Purchase.  The Company shall purchase a home of Executive's
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choosing in the Vail Valley for Executive's use as his personal residence during the Employment Term and extending through but not beyond 90 days thereafter. It shall be a condition of Executive's employment that Executive live in such residence, and that the residence be located at the Company's Vail, Beaver
Creek, or Arrowhead resorts for the convenience of the Company. From such residence Executive shall be expected by the Company to observe the operation of the resorts, be on immediate 24-hour call in case of accident or emergency, maintain a Company telephone extension in the residence, as well as entertain customers and others important to the Company. The purchase price for such residence shall not exceed $1.5 million, unless the Company at its sole option chooses to fund a higher purchase price. The Company shall pay for the real estate taxes, property insurance, homeowner's association assessments, and exterior painting as needed, and shall provide that the major operational systems of the residence are functional. Otherwise, Executive shall provide and pay for the maintenance of the residence, including snow removal and landscaping, interior painting as needed, insurance on Executive's possessions, maintenance or replacement (if necessary) of appliances, and other incidental repair. The Company agrees not to require Executive to change his residence during the Employment Term other than in connection with the relocation of Executive's office to another location in Eagle County, Summit County or the Denver metropolitan area. The foregoing shall not preclude Executive, at his sole option, from changing his personal residence to a new home during the Employment Term so long as such new residence meets all of the requirements of this Section and Executive bears all costs or losses resulting from such change, including all brokerage commissions, transfer and stamp taxes,

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assessments and other charges as well as any loss to the Company from the sale of the previous home.

     1.11  Reimbursement of Expenses.  Executive shall be reimbursed for
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customary travel, entertainment and other out-of-pocket expenses reasonably incurred by him on behalf of the Company in the performance of his duties hereunder, which reimbursement shall be made in accordance with the Company's normal reimbursement policies.

     2.   Confidential Information.  Executive recognizes and acknowledges that,
          ------------------------
by reason of his employment by and service to the Company before, during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not at any time during the course of his employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with Executive's good faith belief as to the proper performance of his duties for the Company. Executive also covenants that, at any time after the termination of his employment, he will not directly or indirectly use any Confidential Information for any purpose or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or over Executive or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure.

     3.   Non-Competition, Non-Solicitation and Non-Disparagement.
          -------------------------------------------------------

          (a) During his employment by the Company and for a period of one year thereafter, Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a "Competing Enterprise," which is defined as an entity whose operations are conducted within the ski industry in North America or in the real estate development, lodging or hospitality industries in the State of Colorado. Notwithstanding the foregoing, Executive may participate, own, finance, manage, obtain employment or otherwise be connected with a larger regional, national or international business or enterprise (a "New Employer") which owns or operates a

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Competing Enterprise as a brand, branch, division, subsidiary or affiliate provided that (i) the Competing Enterprise accounts for less than 10% of the New Employer's annual revenues and annual net income on both a historical or pro forma basis for the New Employer's most recently completed fiscal year, and (ii) Executive's duties for the New Employer are not primarily related to the conduct of such Competing Enterprise.


          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that, during his employment by the Company and for the period of one year thereafter, Executive will not solicit for another business or enterprise any person who is a managerial or higher level employee of the Company at the time of Executive's termination.

          (d) During Executive's employment and for a period of five years thereafter, Executive agrees that he shall not make any public statements disparaging of the Company or its subsidiaries, the Board, or the officers, directors, stockholders, or employees of the Company or its subsidiaries. The Company shall similarly not disparage Executive following such termination. Notwithstanding the foregoing, the parties may respond truthfully to inquiries from governmental agencies or from prospective employers of Executive. Similarly, nothing in this provision is intended to prevent either party from seeking to enforce the provisions of this Agreement through appropriate proceedings.

     4.   Equitable Relief.
          ----------------

          (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive

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relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

   5.     Termination.  The Employment Term shall terminate upon the occurrence
          -----------
of any one of the following events:

          5.1  Disability.  The Company may terminate the Employment Term if
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Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than nine months in the aggregate during any period of 12 calendar months (a "Disability"); provided, however, that the Company shall continue to pay Executive his Base Salary until the Company acts to terminate the Employment Term and Executive shall be entitled to all Restricted Stock and Options that are vested as of the date of such termination. In addition, in the event Executive executes a written release in connection with such termination (such release to be effective only if the Company executes such release) substantially in the form attached hereto as Annex I (the "Release"), Executive shall be entitled to receive (i) upon the achievement of the Company's performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7(b) for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plan, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and Tranche A of the Option shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.1. The Company shall have no further liability or obligation to Executive for compensation under this Agreement. In the event of any dispute under this Section 5.1 and to the extent determined by the Board to be job-related and consistent with business necessity, Executive shall submit to a physical examination by a licensed physician selected by the Board and approved by Executive, such approval not to be unreasonably withheld.

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

          5.2  Death.  The Employment Term shall terminate in the event of
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Executive's death.  In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies. In addition, Executive's estate shall be entitled to receive (i) previously vested shares of Restricted Stock and Options, (ii) upon the achievement of the Company's performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7(b) for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plan, (iv) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, all unvested shares of Restricted Stock and Tranche A of the Option shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.2. The Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.

          5.3  Cause.  The Company may terminate the Employment Term at any time
               -----
for "cause" upon written notice to Executive, in which event all payments under this Agreement shall cease, except for (i) Base Salary to the extent already earned or accrued, (ii) previously vested shares of Restricted Stock and Options, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of his employment with the Company, or (y) engaged in gross mismanagement or gross negligence in the course of his employment with the Company or (iii) Executive has breached his obligations under this Agreement, including inattention to or neglect of duties, and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof; provided, however, that in any case under clause (ii) or (iii), the act or failure to act by Executive is materially harmful to the reputation, goodwill or business position of the Company or its subsidiaries.

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

        5.4  Termination Without Cause.
        -------------------------

        (a) The Company may terminate the Employment Term at any time without cause upon written notice to Executive; provided, however, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment, subject to the restrictions set forth in Section 3(a). Upon any such termination, except as provided in Section 5.4(b) below, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then-current severance pay plan for employees and (i) Base Salary to the extent already earned or accrued, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plans, (iii) previously vested shares of Restricted Stock and Options, (iv) all amounts (including accrued vacation pay) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

        (b) Notwithstanding the foregoing, upon such termination, in the event that Executive executes the Release, Executive shall be entitled to receive, in lieu of the payments described in subsection (a) hereof, which Executive agrees to waive, as liquidated damages for the failure of the Company to continue to employ Executive, (i) two years' of Executive's Base Salary in accordance with
Section 1.4 or, if greater, for the balance of the current Employment Term (without regard to Executive's removal), payable in accordance with the Company's normal payroll practices over such period, (ii) previously vested shares of Restricted Stock and Options, (iii) upon the achievement of the Company's performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7(b) for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iv) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plan, (v) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (vi) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and Tranche A of the Option shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.4.
The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

          5.5  Constructive Termination Without Cause.
               --------------------------------------

          (a) Resignation by Executive for good reason ("Constructive Termination Without Cause") shall mean a termination of Executive's employment at his initiative following the occurrence, without Executive's written consent, of (i) a material diminution in Executive's duties, responsibilities, authority, or status, (ii) a reduction in Executive's Base Salary below $560,000 per year or failure to pay Executive's bonus or incentive compensation in violation of
Section 1.7(a) or (b), (iii) a failure to convey, within 10 business days after written request of Executive, any vested Restricted Shares or any shares purchased upon exercise of the Option, (iv) the assignment to Executive of duties or obligations despite his stated written objection to the Board which would require Executive to violate any law, or interpretation thereof, of any governmental body of the United States or the state of Colorado, (v) an involuntary relocation of Executive's office outside of Eagle or Summit Counties or the Denver metropolitan area or away from the Company's principal executive offices, or (vi) a failure of the Company to comply with any of the material terms of this Agreement.

          (b) In the event of a Constructive Termination Without Cause, if Executive executes the Release, Executive shall be entitled to receive (i) two years' of Executive's Base Salary in accordance with Section 1.4 or, if greater, for the balance of the current Employment Term (without regard to Executive's removal), payable in accordance with the Company's normal payroll practices over such period, (ii) previously vested shares of Restricted Stock and Options,
(iii) upon the achievement of the Company's performance targets for such year, a pro rata portion of the incentive compensation Executive would have received under the plans described in Section 1.7(b) for the year in which such termination occurred, which amounts shall be payable in accordance with the terms of the applicable plan, (iv) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plan, (v) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (vi) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. In addition, if Executive executes the Release, all unvested shares of Restricted Stock and Tranche A of the Option shall automatically become 100% vested upon termination of the Employment Term pursuant to this Section 5.5. In the event Executive refuses to execute the Release, he shall receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees and (i) Base Salary to the extent already earned or accrued, (ii) all deferred incentive compensation earned by Executive with respect to prior years, which amounts shall be payable at the Company's option either in a lump sum within 30 days of termination or in accordance with the terms of the applicable plans, (iii) previously vested shares of Restricted Stock and Options, (iv) all amounts (including accrued vacation pay) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (v) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement.

          (c) Prior to resigning under this Section, Executive shall give written notice to the Board and offer a 30-day period for the Company to cure. If, and only if, the Company cures an issue raised by the Executive under this Section, and Executive again feels it necessary to resign under this Section, Executive shall again given written notice to the Board and offer a new 30-day period for the Company to cure. If no cure has been effected by the end of the applicable cure period, Executive may resign immediately in accordance with the provisions of subsections (a) and (b) above. After two such cure periods, only written notice must be given but no cure period will be required.

          5.6  Voluntary Termination.  Executive may voluntarily terminate the
               ---------------------
Employment Term upon 30 days' prior written notice for any reason. In such event, Executive shall be entitled only to (i) Base Salary to the extent already earned or accrued, (ii) previously vested shares of Restricted Stock and Options, (iii) all amounts (including accrued vacation pay but excluding severance compensation) to which Executive is then entitled upon termination of employment under applicable plans and programs of the Company then in effect, and (iv) all other amounts then due and payable to Executive pursuant to the terms of this Agreement with respect to services rendered prior to termination of employment. The Company shall have no further liability or obligation to Executive for compensation under this Agreement. A voluntary termination under this Section 5.6 shall not be deemed a breach of this Agreement.

   6.     Acceleration of Vesting Following a Change of Control.  In the event
          -----------------------------------------------------
of a "change of control" of the Company, defined to mean that a person other than Apollo Ski Partners L.P. or its affiliates ("Apollo") owns at least 51% of the Company's outstanding common stock or controls at least 51% of the seats on the Board, all of Executive's rights under the Option and to the Restricted Stock shall immediately vest if either (i) Executive remains employed with the Company for at least six months after a change of control occurs, or (ii) Executive's employment is terminated following such change in control pursuant to Section 5.1, 5.2, 5.4, or 5.5. In the event Apollo sells two-thirds or more of its shares of common stock in connection with a change in control occurring prior to the IPO, at Executive's sole option, some or all of Executive's shares which are vested or become vested under this Section 6 (including shares covered by the Option) may be sold for the same price and terms as Apollo receives and the proceeds (net of the applicable exercise price in the case of shares covered by the Option, which exercise price shall be paid to the Company) shall be held in escrow by a mutually acceptable escrow agent and paid to Executive on the third business day following the completion of the six-month period referenced in clause (i) above or the date of termination of Executive's employment pursuant to Section 5.1, 5.2, 5.4 or 5.5, as applicable. In the event of termination of Executive's employment prior to completion of such six-month period other than pursuant to Section 5.1, 5.2, 5.4 of 5.5, Executive shall be entitled to receive only that portion of such proceeds as is attributable to Executive's shares that are vested as of the date of termination without regard to this Section 6, and the balance of such proceeds shall be forfeited to the Company.

   7.     Survivorship.  The respective rights and obligations of the parties
          ------------
hereunder shall survive any termination of Executive's employment and the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

   8.     No Mitigation.  Executive shall not be required to mitigate the amount
          -------------
of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. All payments to be made by the Company to Executive hereunder shall be made without any offset or deduction for any amounts owed by Executive to the Company.

   9.     Arbitration; Expenses.  In the event of any dispute under the
          ---------------------
provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.
The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of its own legal fees and other expenses relating to such arbitration. The fees of the American Arbitration Association and the legal fees and expenses of Executive relating to such arbitration shall be borne in the manner determined by order of the arbitrators.

   10.    Notices.  All notices and other communications required or permitted
          -------
hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

   If to the Company, to:
            Vail Resorts, Inc.
            P.O. Box 7
            Vail, CO  81658
            Attention:  General Counsel

     If to Executive, to:

             Adam M. Aron
             c/o Vail Resorts, Inc.
             P.O. Box 7
             Vail, CO  81658

     With a required copy to:

             Morgan, Lewis & Bockius
             2000 One Logan Square
             Philadelphia, PA 19103-6993
             Attention:  Robert J. Lichtenstein, Esq.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.     Contents of Agreement; Amendment and Assignment.
             -----------------------------------------------

             (a) This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except as provided herein or upon written amendment approved by the Company and executed on its behalf by a duly authorized officer and by Executive.

             (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place, and upon request by the Company Executive shall acknowledge, by agreement in form and substance reasonably acceptable to such successor, that this Agreement may be enforced against Executive by such successor.

     12.     Severability.  If any provision of this Agreement or application
             ------------
thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this

Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13.  Remedies Cumulative; No Waiver.  No remedy conferred upon a party by
          ------------------------------
this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14.  Beneficiaries/References.  Executive shall be entitled, to the extent
          ------------------------
permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     15.  Miscellaneous.  All section headings used in this Agreement are for
          -------------
convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16.  Withholding.  The Company may withhold from any payments under this
          -----------
Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

     17.  Indemnification and Insurance.  Executive shall be indemnified with
          -----------------------------
respect to his services hereunder to the full extent provided in the Company's by-laws, and the Company agrees during the Employment Term to maintain directors' and officers' liability insurance with coverage and other terms that are customary for similarly situated companies.

     18.  Governing Law.  This Agreement shall be governed by and interpreted
          -------------
under the laws of the State of Colorado without giving effect to any conflict of laws provisions.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

VAIL RESORTS, INC.                        EXECUTIVE


By: /s/ James S. Mandel                    /s/ Adam M. Aron
   ------------------------               -------------------------
   James S. Mandel                        Adam M. Aron
   Sr. Vice President

                                MUTUAL RELEASE


   This mutual release (this "Release") is entered into as of this _____ day of __________________, _____ (the "Release Date") by Adam M. Aron ("Aron"), on
the one hand and Vail Resorts, Inc. ("VRI") on the other hand.

   1. Reference is hereby made to the employment agreement dated July 29, 1996 (the "Employment Agreement") by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Aron and VRI. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

   2. Aron, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VRI and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Aron or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Aron acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and recision periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Aron's employment at VRI and/or Aron's separation from VRI; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release Aron is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Aron accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

   3. VRI hereby releases and discharges Aron, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which VRI ever had or may have at any time through the Release Date. VRI acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Aron's employment at VRI and/or Aron's separation from VRI, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release VRI is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. VRI accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

   4. This Release shall in no event (i) apply to any claim by either Aron or VRI arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Aron's claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Aron's employment under the terms of the Employment Agreement, or (iii) waive Aron's right to indemnification under the by-laws of the Company.

   5. This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

   IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

                                              VAIL RESORTS, INC.



                                              By:
----------------------                           ------------------------
Adam M. Aron


Date:                                         Date:
     -----------------                             ----------------------